STOCK PURCHASE AGREEMENT



                                      among



                      FISHER SCIENTIFIC INTERNATIONAL INC.,
                           as Porte-Fort and Guarantor


                     FISHER SCIENTIFIC HOLDINGS FRANCE S.A.
                                    as Buyer

                                       and



               CAPIAC, SAPACA 97, SAPCAR 97, SAPPI 97, SAPPEF 97,
                   PIERRE BLOCK, ANNE-CATHERINE BLOCK-DERRIEY,
                      PIERRE-FRANCOIS BLOCK, CAROLINE BLOCK
                                       and
                                  MARTHE BLOCK
                      as Sellers and/or Seller's Guarantors



                             Dated November 9, 1998

                                TABLE OF CONTENTS

ARTICLE I                                                                   Page

       SALE AND PURCHASE OF THE SELLERS' SHARES.............................   4
       Section 1.1   Sale and Purchase of the Sellers' Shares...............   4
       Section 1.2   Closing; Conditions Precedent .........................   5

ARTICLE II

       REPRESENTATIONS AND WARRANTIES OF THE SELLERS........................  10
       Section 2.1   Corporate and Governmental Authorizations..............  11
       Section 2.2   Corporate Existence and Authority; Capital Stock.......  11
       Section 2.3   Subsidiaries...........................................  12
       Section 2.4   Affiliate Companies and Transactions...................  12
       Section 2.5   No Conflicts...........................................  13
       Section 2.6   Financial Statements...................................  13
       Section 2.7   Absence of Undisclosed Liabilities.....................  14
       Section 2.8   Absence of Certain Events..............................  14
       Section 2.9   Assets.................................................  15
       Section 2.10  Compliance with Laws and Other Instruments.............  16
       Section 2.11  Litigation.............................................  16
       Section 2.12  Real Property..........................................  17
       Section 2.13  Environmental Matters..................................  18
       Section 2.14  Employees; Labor Matters; etc..........................  18
       Section 2.15  Taxes and Social Charges...............................  19
       Section 2.16  Intellectual Property..................................  20
       Section 2.17  Material Contracts.....................................  20
       Section 2.18  Product Liability......................................  21
       Section 2.19  Bank Accounts..........................................  22
       Section 2.20  Brokers................................................  22

ARTICLE III

       REPRESENTATIONS AND WARRANTIES OF FISHER AND
       THE BUYER............................................................  22

       Section 3.1    Corporate Existence; Authorizations ................... 22
       Section 3.2    No Conflicts........................................... 23
       Section 3.3    Brokers................................................ 23

ARTICLE IV

       COVENANTS............................................................. 24
       Section 4.1    Conduct of the Business................................ 24
       Section 4.2    Public Announcements and Confidentiality............... 25
       Section 4.3    Non-Competition........................................ 26
       Section 4.4    Due Diligence Investigations; Information.............. 26
       Section 4.5    Further Actions and Assurances......................... 28
       Section 4.6    Tender Offer; Other Stock Exchange Transactions........ 28
       Section 4.7    Divestiture of Novodirect GmbH......................... 29

ARTICLE V

       INDEMNIFICATION....................................................... 29
       Section 5.1    Indemnification by Pierre Block........................ 29
       Section 5.2    Indemnification by Fisher and the Buyer................ 29
       Section 5.3    Survival of Representations and Warranties............. 30
       Section 5.4    De Minimus; Limitations; Mitigation; Assignment;
                      Access to Information.................................. 30
       Section 5.5    Calculation of Amount of Loss; Adjustments............. 31
       Section 5.6    Indemnification Procedures............................. 32

ARTICLE VI

       DEFINITIONS........................................................... 33
       Section 6.1    Certain Defined Terms.................................. 33
       Section 6.2    Other Defined Terms.................................... 36

ARTICLE VII

       MISCELLANEOUS......................................................... 36
       Section 7.1    Termination............................................ 37
       Section 7.2    Governing Law.......................................... 37
       Section 7.3    Arbitration............................................ 37
       Section 7.4    Amendments; etc........................................ 38

       Section 7.5   Assignment.............................................. 38
       Section 7.6   Notices................................................. 38
       Section 7.7   Expenses................................................ 39
       Section 7.8   Severability............................................ 39
       Section 7.9   No Third Party Beneficiaries............................ 39
       Section 7.10  Language................................................ 39
       Section 7.11  Integration............................................. 40
       Section 7.12  Section Headings........................................ 40
       Section 7.13  Execution Copies........................................ 40
       Section 7.14  Subsequent Ratification by Buyer........................ 40

                            STOCK PURCHASE AGREEMENT

            STOCK PURCHASE AGREEMENT, dated November 9, 1998 (this "Agreement"), among :

            FISHER SCIENTIFIC INTERNATIONAL INC. ("Fisher"), a corporation organized and existing under the laws of Delaware and with its principal office at Liberty Lane, Hampton, New Hampshire 03842, represented by Robert Gagalis, its Vice President-Finance and Treasurer, duly authorized to execute this agreement;

            FISHER SCIENTIFIC HOLDINGS FRANCE S.A. (the "Buyer"), a societe anonyme organized and existing under the laws of France and with its registered office at 17 rue de la Baume, 75008 Paris, registered with the Commercial Registry of Paris under number B 398 827 337, represented by Michael Harper, Chairman of the Board of Directors, duly authorized to execute this agreement;

            CAPIAC, a societe civile organized and existing under the laws of France and with its registered office at 8 rue de la Cote d'Azur, 67100 Strasbourg, registered with the Commercial Registry of Strasbourg under number D 338 383 797 ("Capiac"), represented by Pierre Block, its Manager (Gerant), duly authorized to execute this agreement;

            SAPACA 97, a societe anonyme organized and existing under the laws of France, and with its registered office at 23 rue de Paris, 91370 Verrieres le Buisson, registered with the Commercial Registry of Evry under number B 414 657 981 ("Sapaca"), represented by Anne-Catherine Block-Derriey, Chairman of the Board of Directors, duly authorized to execute this agreement;

            SAPCAR 97, a societe anonyme organized and existing under the laws of France, and with its registered office at 23 rue de Paris, 91370 Verrieres le Buisson, registered with the Commercial Registry of Evry under number B 414 658 344 ("Sapcar"), represented by Caroline Block, Chairman of the Board of Directors, duly authorized to execute this agreement;

            SAPPI 97, a societe anonyme organized and existing under the laws of France, and with its registered office at 23 rue de Paris, 91370 Verrieres le Buisson, registered with the Commercial Registry of Evry under number B 414 658

203 ("Sappi"), represented by Pierre Block, Chairman of the Board of Directors, duly authorized to execute this agreement;

            SAPPEF 97, a societe anonyme organized and existing under the laws of France, and with its registered office at 23 rue de Paris, 91370 Verrieres le Buisson, registered with the Commercial Registry of Evry under number B 414 658 138 ("Sappef"), represented by Pierre-Francois Block, Chairman of the Board of Directors, duly authorized to execute this agreement;

            Pierre Block, a French citizen residing at 8 rue de la Cote d'Azur, Strasbourg Meinau, 67100 Strasbourg;

            Anne-Catherine Block-Derriey, a French citizen residing at 8 rue de la Cote d'Azur, 67100 Strasbourg;

            Pierre-Francois Block, a French citizen residing at 8 rue Albert Schweitzer, Blaesheim, 67113 Blaesheim;

            Caroline Block, a French citizen residing at 8 rue de la Cote d'Azur, 67100 Strasbourg, and

            Marthe Suzanne Block, a French citizen residing at 8 rue de la Cote d'Azur, 67100 Strasbourg , represented by Pierre Block, duly authorized to execute this agreement by means of a power of attorney attached hereto as Annex 9.

            (Capiac, Sapaca, Sapcar, Sappi, Sappef, Pierre Block and Marthe Block, being hereinafter individually referred to as a "Seller" and collectively referred to as the "Sellers" and Pierre Block, Anne-Catherine Block-Derriey, Pierre-Francois Block and Caroline Block being hereinafter individually referred to as a "Seller's Guarantor" and collectively referred to as the "Seller's Guarantors".)

                                    RECITALS

A. Bioblock Scientific (the "Company") is a societe anonyme organized and existing under the laws of France, with its registered office at Parc d'Innovation, Boulevard Sebastien Brant, 67400 Illkirch Graffenstaden, and registered with the Commercial Registry of Strasbourg under number B 778 834
051. The Company has a registered capital of FF 20,475,000, represented by 2,047,500 shares, with a nominal value of FF 10 per share (the "Shares"). The Company is listed on the

Second Market (Le Second Marche) and the Shares are also traded on the Stuttgart Stock Exchange.

B. The Sellers own, in the aggregate, as of this day, 1,469,132 Shares (the "Sellers' Shares"), representing 71.75% of the Shares; and the Sellers hold, as of this day, in the aggregate, 2,683,893 voting rights in the Company, representing approximately 82.06% of the total voting rights in the Company. The remainder of the Shares and the voting rights in the Company are held by third parties (the "Public Shares"). Set forth on Annex 1 is a list of the number of Shares owned, and voting rights in the Company held, by each Seller and by the other shareholders of the Company.

C. The Company owns all of the shares of the Subsidiaries (as such term is defined in Article 6), except for a limited number of shares of Avantec Sarl and Bioblock AG Suisse which are owned by the Sellers or by management employees of those companies and one quota share (part) of SCI Inno 92 which is owned by Maurice Kittel. Set forth on Annex 2 is a list of the number of shares owned by the Company in each of the Subsidiaries as well as the name of any other shareholder in each Subsidiary and the number of shares held by each such shareholder.

D. Fisher and its various subsidiaries throughout the world are engaged in businesses which are similar to the lines of business conducted by the Company and its Subsidiaries, and Fisher and the Buyer therefore attribute additional value to the Sellers' Shares because of the synergistic benefits which Fisher and Buyer expect to achieve upon combining the businesses of the Company and the Subsidiaries with the existing activities of Fisher and its subsidiaries.

E. The Sellers desire to sell all of the Sellers' Shares to the Buyer, and the Buyer desires to purchase all of the Sellers' Shares from the Sellers, all upon the terms and conditions set forth in this Agreement. Fisher owns substantially all of the shares of capital stock of the Buyer, and Fisher desires for the Buyer to purchase all of the Sellers' Shares, all upon the terms and conditions set forth in this Agreement. (All capitalized terms used herein without definition have the respective meanings indicated in Article 6).

            NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                    SALE AND PURCHASE OF THE SELLERS' SHARES

            Section 1.1 Sale and Purchase of the Sellers' Shares. (a) Upon the terms and subject to the conditions set forth in this Agreement, each Seller shall sell to the Buyer all the interest of such Seller in the Sellers' Shares, as set forth on Annex 1, and the Buyer shall purchase from the Sellers all the interest of such Seller in the Sellers' Shares, at the purchase price of FF 415 per Share, equal to an aggregate purchase price of FF 609,689,780 ("Share Purchase Price"). On the Closing Date, the Buyer shall pay to each Seller the following amounts in cash, as the payment of the Share Purchase Price for the Sellers' Shares owned by such Seller:


                                                                     FF Amount
                                                                     ---------
For the 492,750 Shares owned by Capiac                               204,491,250
For Capiac's remainder interest
(detenues en nue-propriete) in 315,000 Shares                        105,525,000
For the 436,216 Shares owned by Pierre Block                         181,029,640
For Pierre Block's usufruct (life) interest in 315,000 Shares         25,200,000
For the 49,900 Shares owned by Sapaca                                 20,708,500
For the 49,900 Shares owned by Sapcar                                 20,708,500
For the 49,900 Shares owned by Sappef                                 20,708,500
For the 74,516 Shares owned by Sappi                                  30,924,140
For the 950 Shares owned by Marthe Block                                 394,250
                                                                     -----------
Total for 1,469,132 Sellers' Shares                                  609,689,780


            (b) In the event the Net Excess Cash as of the Closing Date is less than FF 136 million, the Share Purchase Price shall be reduced by the amount of such shortfall and the amounts payable to each of the Sellers on the Closing Date pursuant to Section 1.1(a) shall be reduced accordingly.

            (c) Fisher hereby jointly and severally guarantees the payment by the Buyer of the Share Purchase Price and the performance by Buyer of all of the other obligations of Buyer hereunder, in each case subject to the terms and condi tions set forth in this Agreement.

            (d) Each of the Seller's Guarantors hereby jointly and severally guarantees the performance of all of the obligations of the Seller listed below adjacent to the name of such Seller's Guarantor, in each case subject to the terms and conditions set forth in this Agreement.

                                                  Seller whose obligations
                                                  are guaranteed by such
Seller's Guarantor                                Seller's Guarantor
------------------                                ------------------
Anne-Catherine Block-Derriey                      Sapaca
Caroline Block                                    Sapcar
Pierre Block                                      Sappi
Pierre-Francois Block                             Sappef

            (e) Title to the Sellers' Shares purchased by the Buyer pursuant to this Agreement shall transfer to the Buyer at the Closing, upon payment of the Share Purchase Price and registration of the Buyer as the owner of the Sellers' Shares in the shareholder accounts of the Company, all in accordance with
Section 1.2.

            Section 1.2 Closing; Conditions Precedent. (a) The closing (the "Closing") of the sale and purchase of all of the interests of the Sellers in the Sellers' Shares shall take place at the offices of Debevoise & Plimpton, 21 avenue George V, 75008 Paris, on November 27, 1998 or at such other date or place as the parties may agree, provided that the date of the Closing may be extended beyond November 27, 1998 at the sole request of Fisher and the Buyer, pursuant to the terms of Section 1.2(d) below. At or immediately prior to the
Closing:

            (i) The Sellers shall transfer the Sellers' Shares to the Buyer, free and clear of all Liens, in accordance with the applicable provisions of French law and the articles of association (statuts) of the Company and evidence shall be delivered to the Buyer of the registration of the Buyer as the owner of all the Sellers' Shares in the Company's shareholder accounts (certificat d'inscription en compte).

            (ii) The Buyer shall pay to each Seller the amounts set forth in Sections 1.1(a) in respect of such Seller (subject to adjustment as contem plated in Section 1.1(b) above), by wire transfer to such bank accounts as the

      Sellers shall have designated for this purpose by notice to Buyer at least three (3) business days prior to the Closing Date.

            (b) The obligation of the Sellers to consummate the transactions contemplated by the Closing shall be subject to the fulfillment, or waiver by the Sellers, on or prior to the Closing Date, of each of the following conditions:

            (i) All representations and warranties of Fisher and the Buyer contained in this Agreement shall be true and correct in all material respects at the time when made and also at and as of the Closing Date, as if made at and as of the Closing Date;

            (ii) Fisher and the Buyer shall have performed and complied in all material respects with all agreements and covenants to be performed and complied with by Fisher and the Buyer up to and including the Closing Date pursuant to the terms of this Agreement; and

            (iii) Fisher and the Buyer shall have executed and delivered to the Sellers certificates in the form of Annexes 3A and 3B, dated the Closing Date, which confirm the accuracy of the representations and warranties of Fisher and the Buyer as of the Closing Date, and the performance or compli ance by Fisher and Buyer with all such agreements and covenants to be performed or complied with on or before the Closing Date.

            (c) The obligations of Fisher and the Buyer to consummate the transactions contemplated by the Closing shall be subject to the fulfillment, or waiver by Fisher and the Buyer, on or prior to the Closing Date, of each of the following conditions:

            (i) All representations and warranties of Pierre Block contained in this Agreement shall be true and correct in all material respects at the time when made and also at and as of the Closing Date, as if made at and as of the Closing Date;

            (ii) The Sellers and Seller's Guarantors shall have performed and complied in all material respects with all agreements and covenants to be performed and complied with by the Sellers and Seller's Guarantors up to and including the Closing Date pursuant to the terms of this Agreement;

            (iii) Pierre Block shall have executed and delivered to Fisher and the Buyer a certificate in the form of Annex 3C, dated the Closing Date, which confirms the accuracy of the representations and warranties of Pierre Block as of the Closing Date, and the performance or compliance by the Sellers and the Seller's Guarantors with all such agreements and covenants to be performed or complied with on or before the Closing Date;

            (iv) The audited consolidated net income (resultat net consolide de l'exercice certifie par les Commissaires aux Comptes) of the Company and its Subsidiaries for the fiscal year ending June 30, 1998, shall be equal to or greater than FF 39.6 million and the auditor of Buyer (Deloitte & Touche) shall have been given the opportunity to examine the financial statements of the Company and its Subsidiaries for the fiscal year ending June 30, 1998 and the opportunity to review those financial statements with the auditors of the Company and shall not have indicated that, in the view of Buyer's auditor, the consolidated net income of the Company and its Subsidiaries for the fiscal year ending June 30, 1998 is less than FF
      39.6 million;

            (v) As of the Closing Date, the Company and its Subsidiaries shall have Net Excess Cash in an amount equal to or greater than FF 136 million, consisting in particular of the short term investment securities indicated in Schedule 1.2(c)(v), and shall have the free unlimited right to use such amount of Net Excess Cash; and the Company's auditors shall deliver to the Buyer a certificate, attesting that, as of the Closing Date, the Company and its Subsidiaries have Net Excess Cash of not less than such amount, and that the Company and Subsidiaries have full availability of such amount of Net Excess Cash;

            (vi) The Sellers shall have made available to the Buyer, or Buyer's legal, accounting and other advisors, for examination, the originals or true and correct copies of all documents, and shall have provided the Buyer, or Buyer's legal, accounting and other advisors, all other information, relating to the business and affairs of the Company and its Subsidiaries, which the Buyer and its legal, accounting and other advisors have reasonably requested pursuant to Section 4.4, and no event shall have occurred, and Fisher and the Buyer shall not have given notice to the Sellers by no later than the date which is 8 days following the end of the 15 day due diligence period and at the latest by December 2, 1998, of its discovery of information, which, individually or in the aggregate, involves or is likely to result in or does result in (a) any diminution or reduction in the value of the consolidated assets of the Company and its Subsidiaries as at June 30, 1998 and/or the Closing Date, or any increase in the consolidated liabilities or obligations of any nature, including contingent liabilities, of the Company and its Subsidiaries as at June 30, 1998 and/or the Closing Date, in an amount of more than FF 7,500,000, and/or (b) any reduction in the consolidated operating profits or consolidated net after-tax profits of the Company and its Subsidiaries as at June 30, 1998 and/or the Closing Date, in an amount of more than FF 3,000,000, and/or (c) a material adverse effect on the operations, business, condition or prospects of the Company and its Subsidiaries, including without limitation, as a result of an impact on their relations with their respective suppliers, customers and/or employees;

            (vii) All directors of the Company and its Subsidiaries, other than Pierre Block, as well as the other officers named by the board of directors or the shareholders of the Company and its Subsidiaries who are named in Annex 4, shall submit or have submitted their resignations, or shall be or have been duly removed from office, effective as of the Closing Date;

            (viii) The persons named in Annex 5 (or such other persons as the Buyer shall have designated as replacements therefor) shall be or have been elected or coopted as directors and/or named as officers of the Company or its Subsidiaries, in each case as specified in Annex 5, effective as of the Closing Date;

            (ix) The Sellers shall have executed, or caused to be executed, the following employment agreements: an employment agreement between Pierre Block and Fisher in the form of Annex 6A; an employment agreement between Anne-Catherine Block-Derriey and the Company in the form of Annex 6B; and an employment agreement between Pierre-Francois Block and the Company in the form of Annex 6C;

            (x) Pierre Block and Anne-Catherine Block-Derriey shall have executed the instruments set forth in Annex 7 in order to transfer to the Buyer (or such other Person as Fisher shall have designated for this purpose) all of the ownership interests of the Sellers and their Affiliates in the trademarks and tradenames used in connection with the operation of the businesses of the Company and the Subsidiaries, subject to the right of Fisher and the Buyer not to purchase the Novodirect trademark;

            (xi) Pierre Block shall have executed the instrument set forth in Annex 8 in order to transfer to the Company (or such other Person as Fisher shall have designated for this purpose), the quota shares (parts) representing the 7.66% interest in Avantec Sarl heretofore owned by Pierre Block;

            (xii) Following the filing by Fisher and the Buyer on November 6, 1998, with the German Cartel Office, of the pre-notification with respect to the indirect acquisition by Fisher of the Company and its Subsidiaries, either the Cartel Office shall have confirmed that it has no opposition to such acquisition or the relevant waiting period(s) shall have expired without an opposition to the acquisition having been issued by the Cartel Office, or Fisher, the Buyer and the Sellers shall have caused the Company to implement Fisher's and the Buyer's right to have the shares of Novodirect GmbH be purchased by a third party in order to permit the Closing to occur without awaiting the approval (or deemed approval) of the Cartel Office, pursuant to Section 4.7;

            (xiii) The day before the Closing Date, the Sellers shall have delivered to Fisher and the Buyer the account numbers (and other pertinent information requested by Fisher and the Buyer) for all bank accounts and other banking facilities of the Company and the Subsidiaries.

            (d) In the event the decision of Fisher and the Buyer based on the due diligence review results (referenced in Section 1.2(c)(vi)) and/or the German Cartel Office approval process (referenced in Section 1.2(c)(xii)) have not been finalized by November 26, 1998, Fisher and the Buyer may elect to extend the Closing Date by giving written notice that reaches the Sellers on November 26, 1998, at the latest, and specifying the reasons for this request for a delay, which reasons must be limited to the response or lack of response from the German Cartel Office and/or the occurrence of an event or the discovery of information having or capable of having the effects mentioned above in
Article 1.2(c)(vi). If such notice is given, the Closing shall be organized as a pre-Closing (the "Pre-Closing") and Closing, to be held on December 2 and 4 respectively.

            (i) At the Pre-Closing on December 2, Fisher and the Buyer shall (x) confirm in writing that all conditions precedent to Closing set forth in
      Section 1.2(c) have been satisfied or have been waived in writing and (y) deposit in escrow with Credit Industriel et Commercial de Paris the full amount of the Share Purchase Price, with the stipulation that such amount be released to the Sellers at the Closing on December 4, 1998, provided that the Sellers have voted against the dividend at the Annual Shareholders Meeting of the Company to be held on December 3 (or that the Sellers have obtained an adjournement of the Shareholders Meeting, it being specified that in the event of an adjournment, the new Shareholders Meeting must be held on a date sufficiently distant to permit the Buyer to exercise the voting rights attached to the Shares that it shall have acquired from the Sellers on December 4, pursuant to Section 1.2(d)(ii)), and be returned to Fisher and the Buyer on December 4, 1998 if a decision to distribute a dividend is approved at that Shareholders Meeting. Following the Pre-Closing, and on this same date, the parties shall notify the CMF of the transactions envisaged by this Agreement and shall file the request for a suspension of trading with the CMF.

            (ii) On December 4, 1998, the Closing shall occur as contemplated by Section 1.1, automatically and on the sole condition that the divi dend distribution has not been approved by the Annual Shareholders Meeting of the Company called for December 3, 1998 (or that such Shareholders Meeting has been adjourned as provided in Section 1.2(d)(i) above).

            (e) If the Closing has not occurred on December 4, 1998 (the "Termination Date") at the latest, this Agreement shall automatically terminate and the parties shall have no further obligations hereunder (except for those set forth in Article 5 and Sections 7.2, 7.3, 7.6, 7.7, 7.8 and 7.10 of this Agreement, which shall remain in full force and effect) unless the parties hereto have agreed in writing to extend the Termination Date beyond December 4, 1998.


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

            Pierre Block on behalf of the Sellers hereby represents and warrants to the Buyer as follows:

            Section 2.1 Corporate and Governmental Authorizations. (a) Each Seller which is not a physical person is a legal entity duly organized and validly existing under the laws of France; and each of such Sellers has full power and authority to carry on its business and operations as presently conducted; and the names of the physical persons having the legal authority to act on behalf of each of such Sellers are set forth on Schedule 2.1(a). Each Seller has full power and authority to execute this Agreement and each of the other Transaction Document(s) to which it is party. The sale of all the interests of each Seller in the Sellers' Shares and the execution and performance of this Agreement have been duly authorized by all requisite action of each Seller. The execution and performance of each other Transaction Document to which any Seller is a party have been duly authorized by all requisite action of such Seller. This Agreement constitutes the legal, valid and binding obligation of each Seller and each Seller's Guarantor, enforceable against each such Seller and each such Seller's Guarantor in accordance with its terms. Each other Transaction Document, when executed by each Seller and/or Seller's Guaran tor, party thereto, will constitute the legal, valid and binding obligation of such Seller and/or such Seller's Guarantor, enforceable against each such Seller and/or Seller's Guarantor, in accordance with its terms.

            (b) No consent or other authorization of, or filing with, any Person is required by or on behalf of any Seller and/or Seller's Guarantor, the Company or any Subsidiary in connection with the (i) valid execution or performance of this Agreement or any other Transaction Document by any Seller and/or Seller's Guarantor, the Company or any Subsidiary, or (ii) the consummation by the Sellers, the Seller's Guarantors, the Company or any Subsidiary of the transactions contemplated by this Agreement or any other Transaction Document (except as provided in Section 1.2(c)(xii) above).

            Section 2.2 Corporate Existence and Authority; Capital Stock. (a) The Company is a societe anonyme duly organized and validly existing under the laws of France. The Company has full power and authority to carry on its businesses and operations, as presently conducted. The Company has full power and authority to execute each Transaction Document to which it is party, and the execution and performance of each such Transaction Document have been duly authorized by all requisite action of the Company (except as provided in Section 1.2(c)(xii) above). Each Transaction Document to which the Company is a party, when executed by the Company, will constitute the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms.

            (b) The capitalization of the Company consists of 2,047,500 Shares, with a nominal value of FF 10 per Share. All of the Shares have been duly authorized and validly issued and are fully paid. Annex 1 sets forth a complete and correct list of the interests of each Seller in the Sellers' Shares and the voting rights in the Company held by each Seller. The Sellers own, and on the date of the Closing will own, all the Sellers' Shares free and clear of all Liens. Except as set forth on Schedule 2.2(b), there are no outstanding securities, warrants, options, agreements or other instruments or rights of any kind that may result in the sale or issuance by the Company or any Seller of any equity interest in the Company, and no authorization therefor has been given.

            Section 2.3 Subsidiaries. Set forth on Schedule 2.3 is a complete and correct list of each Subsidiary, the capitalization of each Subsidiary, the stockholders of each Subsidiary and the number of shares of capital stock (or other equity securities) of each Subsidiary owned by such stockholders (including the Company). Each Subsidiary is duly organized and validly existing under the laws of the jurisdiction of its organization. Each Subsidiary has full authority to carry on its business and its operations as presently conducted. All of the shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid. All of the shares of capital stock of each Subsidiary set forth on Schedule 2.3 as owned by the Company are so owned, free and clear of all Liens. Except as set forth on Schedule 2.3, there are no outstanding securities, warrants, options, agreements or other instruments or rights of any kind that may result in the sale or issuance by any Seller, the Company or any Subsidiary of any equity interest in any Subsidiary, and no authorization therefor has been given.

            Section 2.4 Affiliate Companies and Transactions. (a) Set forth on
Schedule 2.4(a) is a complete and correct list of each corporation, partnership or other legal entity that leases or has other interests in any assets or properties of the Company or any Subsidiary, or has acquired any asset or obtained any service from or disposed of any asset or furnished any service to, or entered into any agreement, commitment or understanding with, the Company or any Subsidiary since July 1, 1996 and in which any Seller or Affiliate of any Seller owns, directly or indirectly, any shares or other equity interest ("Affiliate Company"). Also set forth on Schedule 2.4(a) is a complete and correct description of the ownership by each Seller and each Affiliate of each Seller in the shares or other equity interest of each Affiliate Company.

            (b) Since June 30, 1998, neither the Company nor any Subsidiary has, directly or indirectly, acquired any asset or obtained any services from, or disposed of any asset or furnished any service to any Seller or any Affiliate of any Seller other than the acquisitions and dispositions of assets and the obtaining and furnishing of services which have been effected in the framework of the existing relations set forth on Schedule 2.4(b).

            (c) Except as set forth in Schedule 2.4(c), the Sellers and their Affiliates own no interest in any assets which have been used by the Company or the Subsidiaries in the conduct of their respective businesses at any time during the period commencing July 1, 1996 other than assets which presently are owned by the Company and the Subsidiaries or are to be transferred to the Company (or such other Person as Fisher may designate) pursuant to this Agreement and/or the other Transaction Documents.

            (d) Except as set forth in Schedule 2.4(d), all dealings between the Sellers and/or the Affiliate Companies, on the one hand, and the Company and the Subsidiaries, on the other hand, during the period commencing July 1, 1996, have been conducted on the basis of the existing relations set forth on Schedule 2.4(b).

            Section 2.5 No Conflicts. (a) The execution and performance of this Agreement and the other Transaction Documents by the Sellers and the Seller's Guarantors and the Company and the consummation of the transactions contemplated hereby and thereby will not violate or conflict with (i) any provision of the articles of association (statuts) or organizational documents of the Company or any Subsidiary or the decisions of their respective shareholders or directors, (ii) any law or regulation applicable to the Company or any Subsidiary, (iii) any decision or order of any court, tribunal or governmental authority, or (iv) any agreement or instrument to which the Company or any Subsidiary is a party.

            (b) The execution and performance of this Agreement and the other Transaction Documents by the Sellers and the Seller's Guarantors and the Company will not result in the creation of any Lien upon any assets of the Company or any Subsidiary. The actions contemplated by Section 1.2(c)(xii) above will not be considered a Lien for purposes of the present Article.

            Section 2.6 Financial Statements. (a) The audited financial statements of the Company and of its Subsidiaries (including the consolidated financial statements of the Company and its Subsidiaries) for the years ended June 30, 1996, 1997 and 1998, including all annexes and notes thereto, which have been delivered to the Buyer by the Sellers, are accurate and present fairly the financial position and the results of operations of the Company and its Subsidiaries, at the dates and for the periods to which they relate, have been prepared in accordance with

French GAAP (or German or Swiss GAAP, as the case may be), consistently applied throughout the periods presented in such financial statements, and reflect all liabilities and obligations of the Company and its Subsidiaries of any nature whatsoever, whether accrued or not, required to be recorded thereon or in the annexes or notes thereto at the respective dates thereof.

            (b) Since June 30, 1998, (i) there has been no material change in the financial situation, the operating results or the business of the Company and its Subsidiaries compared to the audited financial statements of the Company and its Subsidiaries as of June 30, 1998, which have been delivered to the Buyer by the Sellers (the "Financial Statements"), (ii) the Company and its Subsidiaries have not contracted or incurred any debt, certain or foreseeable, whether immediately due or not, for which a provision has not been recorded in the Financial Statements, except current debts which have been incurred in the normal course of business, in accordance with prior practice, and (iii) the Company and its Subsidiaries have not acquired, transferred or assigned, in any manner whatsoever, any securities or other interests, business, real estate assets or contracts.

            Section 2.7 Absence of Undisclosed Liabilities. Neither the Company nor any Subsidiary has any liability or obligation of any nature, whether absolute, contingent, accrued or otherwise that could, individually or in the aggregate, have a Material Adverse Effect, except (i) as set forth in Schedule 2.7, or (ii) as and to the extent reflected in the Financial Statements.

            Section 2.8 Absence of Certain Events. (a) Since June 30, 1998, (i) the Company and each Subsidiary have conducted their businesses and operations only in the ordinary course and in a manner consistent with past practice, (ii) to the knowledge of the Sellers and the Seller's Guarantors, no event or condition has occurred or existed that could, individually or in the aggregate, have a Material Adverse Effect, and (iii) to the knowledge of the Sellers and the Seller's Guarantors, no event or condition would reasonably be expected to occur or exist that could, individually and in the aggregate, have a Material Adverse Effect.

            (b) Since June 30, 1998, the Company and its Subsidiaries have (i) not paid any dividend (or been the object of a shareholder decision authorizing the payment of a dividend), advance on dividend, or other distribution on any capital stock of the Company or any Subsidiary, or purchased or redeemed, directly and indirectly, any shares of their capital stock (or other equity interest), except for (x) the shareholders meeting of Avantec Sarl which has decided to distribute a dividend of FF 2,550,000 for the year ending June 30, 1998, and (y) the purchase and sale of Shares on the stock market by the brokerage firm du Bouzet S.A. pursuant to the market-making agreement (contrat d'animation) between the Company and du Bouzet S.A., (ii) not incurred or committed to incur any indebtedness for borrowed money in excess of FF 500,000, nor made or committed to make any capital investment in excess of FF 500,000 (excluding VAT), for any given capital investment, either in a single expenditure or a series of related expenditures, (iii) not incurred, assumed, guaranteed or otherwise become directly or indirectly liable with respect to any liability or obligation of any Seller or any Affiliate of any Seller, (iv) not forgiven, canceled, waived or released any debt, claim or right against any Seller or any Affiliate of any Seller, except for the termination of the Armenonville 10,(v) not modified, amended or supplemented any agreement or understanding, or any provision or term of any agreement or understanding, with any Seller or any Affiliate of any Seller,(vi) not made any payment, in cash or other assets, to any Sellers or any of their Affiliates, other than ordinary compensation in their capacity as officers or employees of the Company and the Subsidiaries, in each case only in accordance and consistent with past practice, and (vii) have continued to pay their suppliers and receive payments from their clients in accordance with past practices.

            Section 2.9 Assets. The Company and its Subsidiaries have good title to, or in the case of leased assets a valid leasehold interest in, all the assets (real or personal, tangible or intangible, including intellectual property rights) that are material to the conduct of their businesses and operations, as presently conducted, including all such assets reflected in the Financial Statements (other than those disposed of since then in the ordinary course of business), in each case free and clear of all Liens, except for (a) the two guarantees granted by the Company, the first to Credit Industriel d'Alsace et de Lorraine and the second to Banque Populaire de la Region Economique de Strasbourg , respectively on January 19 and 22, 1998, in connection with the loans subscribed to on said dates by Inno 92 with said two banking entities, and (b) the authorization given by the Company to the American company Cole-Parmer Instrument Company to register the trademark POLYSTAT in the U.S.A., and Liens that would not, individually and in the aggregate, materially detract from the value of such assets or materially interfere with the use of such assets in the conduct of the business and operations of the Company and its Subsidiaries. The Company and the Subsidiaries have maintained all their tangible assets in good and normal operating condition, and all such assets are free and clear from defects in all material respects, ordinary wear and tear expected.

            Section 2.10 Compliance with Laws and Other Instruments. (a) Except for violations or defaults that could not, either individually or in the aggre-gate, have a Material Adverse Effect, neither the Company nor any Subsidiary is in violation of or default under (i) any provision of its articles of association (statuts) or organizational documents or any decision of its shareholders or directors, or any provision of any applicable law or regulation or judicial determination or (ii) any agreement or instrument to which it is a party.

            (b) Except as set forth on Schedule 2.10(b), the Company and its Subsidiaries have all permits, licenses and other authorizations of governmental and self-regulatory authorities and have made all filings and notifications that are required in connection with the conduct of their businesses and operations, as presently conducted, including all permits, licenses or other authorizations relating to health and safety matters, environmental protection, pollution control, sale and distribution of products and employee matters. Except as set forth on Schedule 2.10(b), the Company and its Subsidiaries are, and at all times since June 30, 1996 have been, in compliance with the provisions of all such permits, licenses and other authorizations and all such filings and notifications, except for such non-compliance that could not, either individually or in the aggregate, have a Material Adverse Effect.

            Section 2.11 Litigation. Except as set forth in Schedule 2.11, there is no claim, action, proceeding or investigation pending, or (to the knowledge of the Sellers, the Seller's Guarantors, the Company or any Subsidiary) threatened, against or involving the Company or any Subsidiary before any court, arbitral or other tribunal or governmental authority (i) which may seek to prohibit the consummation of the transactions contemplated by this Agreement or any other Transaction Document, or (ii) which, if adversely determined, could, individually or in the aggregate, have a Material Adverse Effect (without regard to whether the matter in question is covered by insurance or any other arrangement by or with any other Person). There are no outstanding orders, judgments, decrees, awards or injunctions which have been issued by any court, arbitral or other tribunal or governmental authority against the Company, any Subsidiary or any of their respective assets and which might have an impact on the activities of the Company or any Subsidiary.

            Section 2.12 Real Property. (a) Set forth on Schedule 2.12(a) is a complete and correct list and description of all real property (including land, buildings and fixtures) owned by the Company or any Subsidiary. The Company and its

Subsidiaries have good, valid and marketable title to all such real property, in each case free and clear of all Liens.

            (b) Set forth on Schedule 2.12(b) is a complete and correct list of all real property leases, subleases and occupancy agreements to which the Company or any Subsidiary is a party (whether as lessee or lessor) or pursuant to which the Company or a Subsidiary uses or occupies any real property in connection with the business and operations of the Company and its Subsidiaries (the "Leases"); and the Seller has delivered to the Buyer complete and correct copies of all such Leases. Each Lease to which the Company or a Subsidiary is party as tenant grants the Company or such Subsidiary, as the case may be, the exclusive right to use and occupy the premises relating thereto; and the Company and each Subsidiary enjoys peaceful and undisturbed possession of each of such premises.

            (c) There are no proceedings in eminent domain or other similar proceedings pending or, to the knowledge of the Sellers and the Seller's Guarantors, threatened with respect to any real property (or any portion thereof) owned or leased by the Company or any Subsidiary.

            (d) The use and operations of any real property owned or leased by the Company or any Subsidiary (or any portion thereof) does not violate any agreement, commitment or understanding (whether written or oral) affecting such real property. There is no violation of any covenant, condition, restriction or agreement, or order, judgment or award of any court, tribunal or governmental authority, that affects the real property owned or leased by the Company or any Subsidiary. No current use by the Company or a Subsidiary of its owned or leased real property (or any portion thereof) is dependent on a nonconforming use or other similar consent or authorization of, or filing with or notice to, a governmental authority, the absence of which would limit the use of any property or assets of the Company or any Subsidiary. No damage or destruction has occurred with respect to any real property owned or leased by the Company or any Subsidiary (or any portion thereof) that, individually or in the aggregate, could have or result in a Material Adverse Effect (without regard to whether the property in question is covered by insurance).

            Section 2.13 Environmental Matters. Except as set forth on Schedule 2.13, no condition or circumstance has existed or exists, and neither the Sellers, any Affiliate of the Sellers, the Company nor any Subsidiary has caused or taken any action, that (i) to the knowledge of the Sellers and the Seller's Guarantors, would result in any liability or obligation on the part of the Company or any of its Subsidiaries relating to environmental conditions on any real property, including the air, soil and groundwater conditions at any real property owned or used by the Company or any of its Subsidiaries, whether currently or in the past, or (ii) would result in any liability or obligation on the part of the Company or any of its Subsidiaries relating to the past or present use, handling, transport, storage or release of pollutants, chemicals or industrial, toxic or hazardous substances or wastes, except for such liability or obligation that could not, individually or in the aggregate, have a Material Adverse Effect.

            Section 2.14 Employees; Labor Matters; etc. (a) Except as set forth on Schedule 2.14(a), during the period commencing June 30, 1995, the Company and its Subsidiaries have not experienced any collective labor dispute, strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or collective resignation, and there is no complaint pending or threatened against the Company or its Subsidiaries by any of their respective past or present employees, trade unions or other representative labor bodies, which could have or result in a Material Adverse Effect.

            (b) Schedule 2.14(b) sets forth a true and complete list of all collective bargaining agreements and other company labor agreements applicable to the Company and each of its Subsidiaries, respectively (all of such agreements being hereinafter collectively referred to as the "Collective Labor Agreements"). True and complete copies of all such Collective Labor Agreements have been delivered to the Buyer. The Company and its Subsidiaries have complied, in all respects, with all applicable laws and regulations pertaining to the employment or termination of employment of their respective past or present employees, including, without limitation, all such laws and regulations relating to labor relations, prohibition of discrimination and safety and health of employees (except as set forth in Schedule 2.14(b)), as well as with the Collective Labor Agreements, except for any failure so to comply that, both individually and in the aggregate, could not have or result in a Material Adverse Effect. The Company and its Subsidiaries have, pursuant to applicable laws and regulations, and the Collective Labor Agreements, paid in full all wages, salaries, bonuses, vacation pay and other direct and indirect compensation earned by, or otherwise due and payable to, all current and former employees and managers of the Company and its Subsidiaries.

            (c) The Company and the Subsidiaries have complied with all requirements pursuant to applicable laws and regulations, and the Collective Labor

Agreements, with respect to employee representation, including those provisions relating to the organization of elections for a workers' council (comite d'entreprise) and the election of employee representatives (delegues du personnel). To the extent that there is no workers' council and/or no employee representative due to the absence of candidates, the Company and its Subsidiaries have full documentation of such absence of candidates (constat de carence) and these have been filed in compliance with applicable labor laws and regulations.

            (d) Except as set forth on Schedule 2.14(d), no employment agreement in effect with the Company or a Subsidiary contains provisions regarding employment compensation, advance notice of departure or departure payments in excess of those required by the relevant laws and regulations and the Collective Labor Agreements. Except the plans provided for by applicable laws and regula-tions, or the Collective Labor Agreements, the Company and its Subsidiaries do not maintain any other pension schemes or profit-sharing plans, or any other employee benefit plans, and are not required to contribute to any such plans. Except as set forth on Schedule 2.14(d), there exists, as of the date hereof, no obligation with respect to current and former managers (mandataires sociaux) of the Company and its Subsidiaries;

            Section 2.15 Taxes and Social Charges. (a) Except as set forth on
Schedule 2.15, the Company and its Subsidiaries have duly and timely filed all returns relating to Taxes and Social Charges required to be filed by the Company and its Subsidiaries and all such returns were correct and complete in all material respects. The Company and its Subsidiaries have duly and timely paid all Taxes and Social Charges that are due and payable by the Company and its Subsidiaries and have duly accrued all Taxes and Social Charges which are not yet payable.

            (b) The Company and its Subsidiaries have duly and timely withheld all Taxes and Social Charges required to be withheld from employees in connection with their businesses and operations; and such withheld Taxes and Social Charges have been either duly and timely paid to the proper governmental authorities or properly set aside in their accounts for such purpose.

            (c) Set forth on Schedule 2.15(c) are (i) copies of any assessments and other audit related documents resulting from each most recent Tax audit and most recent Social Charges audit for the Company and each Subsidiary, and (ii) copies of the documents which reflect the resolution of such assessments, including the pleadings filed by the parties in any administrative or legal appeals concerning such assessments.

            Section 2.16 Intellectual Property. Set forth on Schedule 2.16 is a list of all trademarks and tradenames used in connection with the conduct of the businesses of the Company and each Subsidiary. Except as otherwise indicated on
Schedule 2.16, all of such trademarks and tradenames are owned by the Company or by the Subsidiaries. Except as set forth in Schedule 2.16, the conduct of the businesses of the Company and the Subsidiaries does not require the ownership of, or usage rights for, any trademarks, tradenames, patents or copyrights (including software rights) other than the trademarks, tradenames, patents and copyrights (including software rights) which are owned by the Company and the Subsidiaries or are being transferred to the Company and the Subsidiaries pursuant to this Agreement and/or the Transaction Documents. To the knowledge of the Sellers and the Seller's Guarantors, there has been no (i) notice, claim or other indication that the rights of the Company or any Subsidiary in the trademarks, tradenames and software (including software developed by the Company or its Subsidiaries) used by the Company and the Subsidiaries in the conduct of their businesses and operations are not valid or enforceable, (ii) notice, claim or other indication that any other party would be entitled to any additional fees or compensation in respect of such trademarks, tradenames or software as a result of the consummation of the transactions contemplated by this Agreement or upon the use by Affiliates of Fisher of such trademarks, tradenames or software after the consummation of the transactions contemplated by this Agreement, or
(iii) infringement upon or conflict with any intellectual or industrial property owned or used by any Person by the Company and the Subsidiaries. Neither the Sellers, nor the Sellers' Guarantors are aware of any infringement by any Person of any trademarks, tradenames or software (including software developed by the Company or its Subsidiaries) used by the Company and the Subsidiaries.

            Section 2.17 Material Contracts. (a) Set forth on Schedule 2.17 is a complete and correct list or description of all written agreements, commitments and understandings to which the Company or any Subsidiary is a party or to which any of their assets are bound which constitute (i) contracts (other than purchase or sales orders in the ordinary course of business, consistent with past practice, of an annual amount of less than FF 2.5 million excluding VAT during the calendar year 1997 and, for 1998, up to October 30 of that year)relating to the purchase or sale of goods or services, involving the payment of FF 1,000,000; (ii) any agreements in the nature of a joint venture agreement or partnership agreement; (iii) any agreements involving a confidentiality or non-competition obligation on the part of the Company or any of its Subsidiaries or providing for any exclusive rights granted to or by the Company or any Subsidiary; (iv) any agreements involving indebtedness for borrowed money, including bank overdrafts; (v) any financial or operating leases of real property, and any financial or operating leases of personal property involving payments over their term of FF 1 million or more; (vi) any guarantees, comfort letters or similar obligations for the payment or performance by another party of its obligations; and (vii) any other agreements not otherwise disclosed in the Schedules to this Agreement which relate to transactions which by their nature, by the amounts in question or by their duration, must be considered as agreements entered into other than in the day to day management of the Company or the Subsidiary which is party thereto, consistent with past practice (collectively, the "Material Contracts"). All Material Contracts are in full force and effect in all material respects and there does not exist any material default or event or condition that, after notice or lapse of time or both, would constitute a default thereunder by the Company or any Subsidiary or, to the knowledge of the Sellers and the Seller's Guarantors, by any other party thereto. True and complete copies of all Material Contracts have been delivered to Fisher and the Buyer or will be made available to their advisors during the 15 day due diligence investigation period.

            (b) To the knowledge of the Sellers and the Seller's Guarantors, none of the rights of the Company or any Subsidiary under any Material Contract will be subject to termination or modification as a result of the transactions contemplated by this Agreement or any other Transaction Document, and no other party to any Material Contract would be entitled to any additional fees or payments as a result of the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

            Section 2.18 Product Liability. To the knowledge of the Sellers and the Seller's Guarantors, neither the Company nor any Subsidiary has any obligation of any nature (whether based on strict liability, negligence, breach of warranty, breach of contract or otherwise) in respect of any product sold, packaged, repackaged or labeled by the Company or any Subsidiary that (i) is not fully and adequately covered by insurance policies, except for any thresholds (franchises) in such policies which do not exceed those customary in the business, and (ii) is not otherwise fully and adequately reserved against in accordance with French GAAP (or German or Swiss GAAP, as the case may be), applied on a basis consistent with their most recent financial statements.

            Section 2.19 Bank Accounts. Set forth on Schedule 2.19 is a complete and correct list of each bank or other financial institution in which a line of credit, checking or other account or safe deposit box is maintained by or for the Company or any Subsidiary, a description of the nature of the financial services provided to the Company or a Subsidiary by such financial institutions and the name of each Person authorized to draw upon the accounts or have access to the safe deposit boxes at such financial institutions.

            Section 2.20 Brokers. No investment banker, finder, broker or other intermediary has been retained by or has acted for or on behalf of the Sellers, any Affiliate of the Sellers, the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any Subsidiary upon the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF FISHER AND THE BUYER

            Fisher and the Buyer, jointly and severally, represent and warrant to the Sellers as follows:

            Section 3.1 Corporate Existence; Authorizations. (a) Fisher is a corporation duly organized and validly existing under the laws of Delaware. Fisher has full power and authority to execute this Agreement and each other Transaction Document to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and performance of this Agreement and each other Transaction Document to which Fisher is party and the consummation by Fisher of its obligations hereunder and thereunder have been duly authorized by all requisite action of Fisher. This Agreement constitutes the legal, valid and binding obligation of Fisher, enforceable against Fisher in accordance with its terms. Each other Transaction Document to which Fisher is party, when executed by Fisher, will constitute the legal, valid and binding obligation of Fisher, enforceable against Fisher in accordance with its terms.

            (b) The Buyer is a societe anonyme duly organized and validly existing under the laws of France, and substantially all of the shares of its capital stock are owned, directly or indirectly, by Fisher. The Buyer has full power and authority to execute this Agreement and each other Transaction Document to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The purchase of the Sellers' Shares, the execution and performance of this Agreement and each other Transaction Document to which the Buyer is party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action of the Buyer. This Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms. Each other Transaction Document to which the Buyer is party, when executed by the Buyer, will constitute the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

            (c) Except as set forth on Schedule 3.1(c), no consent or other authorization of, or filing with, any Person is required by or on behalf of Fisher or the Buyer in connection with (i) the valid execution or performance of this Agreement or any other Transaction Document by Fisher and the Buyer or
(ii) the consummation by Fisher and the Buyer of the transactions contemplated by this Agreement or any other Transaction Document.

            Section 3.2 No Conflicts. Except as set forth on Schedule 3.2, the execution and performance of this Agreement and the other Transaction Documents by Fisher and the Buyer and the consummation by Fisher and the Buyer of the transactions contemplated hereby and thereby will not violate or conflict with
(i) any provision of the certificate of incorporation, articles of association (statuts), by-laws or other organizational documents of Fisher or the Buyer,
(ii) any law or regulation applicable to Fisher or the Buyer, (iii) any decision of any court, tribunal or governmental authority, or (iv) any agreement or instrument to which Fisher or the Buyer is a party.

            Section 3.3 Brokers. No investment banker, finder, broker or other intermediary has been retained by or has acted for or on behalf of Fisher or the Buyer or any of their Affiliates who might be entitled to any fee or commission from the Sellers or any of their Affiliates upon the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

                                   ARTICLE IV

                                    COVENANTS

            Section 4.1 Conduct of the Business. From the date hereof to the Closing Date, the Sellers and the Seller's Guarantors shall cause the Company and its Subsidiaries to conduct their business and operations only in the ordinary course of business and in a manner consistent with past practice. Without limiting the generality of the foregoing, from the date hereof to the Closing Date, except as otherwise expressly consented to by Fisher or the Buyer, the Sellers and the Seller's Guarantors shall cause the Company and its
Subsidiaries:

            (a) not to pay (or be the object of a shareholder decision to pay) any dividend, advance on dividend, or other distribution on any capital stock of the Company or any Subsidiary, or purchase or redeem, directly and indirectly, any shares of their capital stock (or other equity interest), except that (i) the shareholders of Avantec Sarl may decide to distribute and Avantec Sarl may distribute a dividend in a total amount of up to FF 2,550,000; (ii) the stock brokerage firm Entreprise d'Investissements Du Bouzet S.A. may continue to acquire or sell Shares for the account of the Company, as contemplated by the market-making agreement (Contrat d'Animation) between such firm and the Company, and (iii) the Company may distribute a dividend of up to FF 12 per share in the circumstances contemplated by Section 1.2(e) above,

            (b) not to incur or commit to incur any indebtedness for borrowed money in excess of an aggregate amount of FF 500,000, and not to make or commit to any capital investment in excess of FF 500,000 (excluding VAT), either in a single transaction or a series of transactions relating to a given capital investment,

            (c) not to incur, assume, guaranty or otherwise become directly or indirectly liable with respect to any liability or obligation of any Seller or any Affiliate of any Seller,

            (d) not to conclude any new agreement or understanding with any Seller or any Affiliate of any Seller,

            (e) not to forgive, cancel, waive or release any debt, claim or right against any Seller or any Affiliate of any Seller,

            (f) not to modify, amend or supplement any agreement or understanding, or any provision or term of any agreement or understanding, with any Seller or any Affiliate of any Seller,

            (g) not to make any payment, in cash or other assets, to any Sellers or any of their Affiliates, other than ordinary compensation in their capacity as officers or employees of the Company and the Subsidiaries, in each case only in accordance and consistent with past practice,

            (h) to continue to pay their suppliers and receive payments from their clients in accordance with past practices,

            (i) not to enter into any agreement which would constitute a Material Contract.

            The Sellers and Seller's Guarantors shall promptly advise Fisher and the Buyer of any event, occurrence or condition that, individually or in the aggregate, could have a Material Adverse Effect or that could result in a failure to comply with any of the provisions of clauses (a) through (i) of this
Section 4.1.

            Section 4.2 Public Announcements and Confidentiality. (a) The Sellers and Seller's Guarantors and Fisher and the Buyer shall cooperate and consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby. Without limiting the foregoing sentence, without the prior consent of the other party, neither the Sellers or the Seller's Guarantors nor Fisher or the Buyer shall, and the Sellers and Seller's Guarantors shall cause the Company not to, issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement and the other Transaction Documents, or disclose the existence of this Agreement or the other Transaction Documents or the contents hereof or thereof, except as required by applicable laws and regulations, in which case the party required to disclose shall promptly notify the other party and the parties shall cooperate and consult with each other to the maximum extent possible.

            (b) The Sellers and Seller's Guarantors shall not, and shall cause their Affiliates not to, use or disclose to any Person any proprietary or confidential information relating to the Company or any Subsidiary, their business and operations, or any of their assets, except with the prior consent of Fisher or the Buyer or as required by applicable laws or regulations, in which case such Person shall provide Fisher and the Buyer prompt notice of such requirement.

            (c) It is understood and agreed that the parties hereto remain bound by the Confidentiality Agreement dated as of September 10, 1996, provided, however, that Fisher and the Buyer may disclose such information concerning the transactions contemplated by this Agreement and the other Transaction Documents as may be necessary or useful in connection with obtaining the financing for the transactions contemplated hereby.

            Section 4.3 Non-Competition. Prior to the third anniversary of the Closing Date, none of the Sellers and none of the Seller's Guarantors shall, directly or indirectly, own, manage, operate, join, control, participate or have any interest in or be connected with, as a partner, shareholder, director, officer, employee, advisor or consultant, any Person that is conducting an activity of distribution, marketing or sale of laboratory supplies, chemicals or instruments or any other categories of products presently marketed by the Company or its Subsidiaries, or the after sales service of laboratory instruments, anywhere in the territory consisting of France, Germany and Switzerland; except that, with respect to Pierre-Francois Block and Anne-Catherine Block-Derriey, the non-competition agreement of this Article 4.3 is limited solely to the French territory; provided that this Section 4.3 shall not prohibit (i) the Sellers or the Seller's Guarantors from owning, solely as an investment, securities of a publicly-traded company so long as no Sellers or Seller's Guarantor individually owns or controls more than 2% of the voting stock of such company and (ii) Pierre Block from carrying out the functions listed on Schedule 4.3.

            Section 4.4 Due Diligence Investigations; Information. From the date hereof to the Closing Date, the Sellers and Seller's Guarantors shall (i) make available to Fisher, the Buyer, and their legal, accounting and other advisors which shall have signed in advance a confidentiality undertaking containing reasonable terms and conditions, all the financial, legal, and operating data and other documents and information with respect to (a) the business, operations and properties of the Company and its Subsidiaries as well as (b) the business relations existing between, on the one hand, the Company and each of the Subsidiaries and, on the other hand, the Affiliate Companies, as Fisher, the Buyer and their legal, accounting and other advisors shall from time to time reasonably request in advance for the purpose of having full and accurate knowledge of the business, legal and financial situation of the Company and its Subsidiaries as well as the business relations existing between, on the one hand, the Company and each of the Subsidiaries and, on the other hand, the Affiliate Companies, except that the documents and information that may be requested with respect to the study of the business relations existing between, on the one hand, the Company and each of the Subsidiaries and, on the other hand, the Affiliate Companies, may not include the corporate books and financial accounts of the Affiliate Companies, (ii) instruct the legal and accounting advisors of the Company and its Subsidiaries and the Affiliate Companies (including without limitation Maurice Kittel, the Chief Financial Officer of the Company), to cooperate with Fisher, the Buyer and their legal, accounting and other advisors, in connection with their investigations of the Company and its Subsidiaries as well as the business relations existing between, on the one hand, the Company and each of the Subsidiaries and, on the other hand, the Affiliate Companies, and (iii) keep Fisher, the Buyer and their legal, accounting and other advisors, generally informed as to the business and operations of the Company and its Subsidiaries as well as the state of the business relations existing between, on the one hand, the Company and each of the Subsidiaries and, on the other hand, the Affiliate Companies. Any investigation conducted by Fisher, the Buyer and their legal, accounting and other advisors pursuant to this Section 4.4 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business and operations of the Company and its Subsidiaries and the Affiliate Companies. In principle, all such investigations shall be conducted outside the premises of the Company and the Subsidiaries, provided that environmental and/or other consultants selected by Fisher will be allowed to visit the premises of the Company and/or Subsidiaries to the extent necessary to conduct their investigations, provided that when they are within such premises they shall identify themselves as consultants of the Company. The legal, financial, accounting and tax investigations will be conducted at one or more off-site data rooms, it being understood that the two individuals (other than Pierre Block) having the greatest knowledge of the legal, tax, accounting and administrative aspects of the Company and its Subsidiaries and the Affiliate Companies will be made available to respond to the questions of the advisors of Fisher and the Buyer as follows: (i) Mr. Kittel, the Chief Financial Office of the Company shall be available for essentially all of his working time for a fifteen day period and will have available a lap-top computer through which he will have remote access to the information system of the Company, and will thus permit the advisors of Fisher and the Buyer to have access to all the accounting and financial records of the Company and the Subsidiaries as well as the business relations existing between, on the one hand, the Company and each of the Subsidiaries and the Affiliate Companies, on the other hand; and (ii) Mr. Monot, the statutory auditor of the Company, will be available approximately half of his working time during such fifteen day period. Pierre Block will make himself available for meetings with executives of Fisher to discuss the business and prospects of the Company and its Subsidiaries and the Affiliate Companies, it being under-stood that such meetings should in principle be limited to two and should not occupy Mr. Block for the entire working day. No copies of documents will be provided outside the due diligence review of the Company; and in the event the Closing does not occur, all documents including the Schedules to this Agreement which have been communicated to Fisher and the Buyer and their advisors shall be destroyed.

            Section 4.5 Further Actions and Assurances. (a) Each of the parties shall use its best efforts and shall cooperate with each other to take or cause to be taken all actions necessary or desirable to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including the satisfaction by the Sellers and the Seller's Guarantors of all the conditions contained in Section 1.2(c) and the satisfaction by Fisher and the Buyer of all conditions contained in Section 1.2(b).

            (b) From time to time after the Closing, the Sellers and the Seller's Guarantors, and Fisher and the Buyer shall, each at its own expense, execute and deliver, or cause to be executed and delivered, such additional documents and instruments, or take such other actions, as may be reasonably requested by the other party to render effective the consummation of the transactions contemplated by this Agreement and the other Transaction Documents or otherwise to carry out the intent and purposes of this Agreement and the other Transaction Documents.

            Section 4.6 Tender Offer; Other Stock Exchange Transactions. (a) Following the Closing or Pre-Closing, as applicable, of the transaction contemplated by this Agreement, the Buyer shall file with the CMF a request to be authorized to carry out a tender offer (offre publique d'achat - "tender offer") by implementing the procedure for maintaining an offer to purchase the Public Shares at the same price as the price paid for Seller's Shares hereunder (or such lower price as may has been agreed with the CMF) (garantie de cours), pursuant to Section 5-3-5 of the Reglement General of the CBV (the "Tender Offer").

            (b) Pierre Block shall use his best efforts to assist Fisher and the Buyer in their efforts to acquire more than 95% of the outstanding shares and voting rights of the Company by way of the Tender Offer.

            Section 4.7 Divestiture of Novodirect GmbH. If Fisher and the Buyer believe that the Closing might need to be delayed as a result of the time needed to obtain the approval (or deemed approval) of the German Cartel Office and wish to have the Company divest Novodirect GmbH so as to permit the Closing to occur without such delay, Fisher and the Buyer may so notify the Sellers and Seller's Guarantors, in which case the Sellers and Seller's Guarantors shall cause the Company to sell, as soon as possible, all of the shares of Novodirect GmbH to such party or parties as Fisher and the Buyer shall designate for this purpose and to effect such sale for such price as shall have been approved by the independent expert retained for the requirements of the Tender Offer.

                                    ARTICLE V

                                 INDEMNIFICATION

            Section 5.1 Indemnification by Pierre Block. Pierre Block shall xindemnify and hold harmless the Buyer from and against any and all claims, in-creases in liabilities (augmentations de passifs) reductions in assets (diminutions d'actifs), losses, damages, costs and expenses (including interest, penalties and reasonable attorneys' and accountants' fees and disbursements) with respect to the Company or any of its Subsidiaries (or any of their successor entities), whether or not resulting from third party claims (each of the foregoing being referred to herein individually as a "Loss", and collectively as "Losses"), arising out of or as a result of (i) any inaccuracy of or omission in any representation or warranty made by Pierre Block in this Agreement or any other Transaction Document, (ii) any breach by any of the Sellers or their Affiliates of any covenant or obligation of the Sellers in this Agreement or any other Transaction Document and/or (iii) Losses experienced by the Company or its Subsidiaries as a result of claims asserted by any shareholders of the Company other than the Sellers, arising out of or related to an event which occurred or circumstances which existed on or before the Closing Date.

            Section 5.2 Indemnification by Fisher and the Buyer. Fisher and the Buyer shall, jointly and severally, indemnify and hold harmless the Sellers from and against any and all claims, increases in liabilities, reductions in assets, losses, damages, costs and expenses (including interest, penalties and reasonable attorneys' and accountants' fees and disbursements) arising out of or as a result of (i) any inaccuracy of or omission in any representation or warranty made by Fisher or the Buyer in this Agreement or any other Transaction Document, or (ii) any breach by Fisher or the Buyer of any covenant or obligation of Fisher or the Buyer in this Agreement or any other Transaction Document.

            Section 5.3 Survival of Representations and Warranties. Any and all claims for indemnification arising out of or as a result of any inaccuracy of any representation or warranty contained in this Agreement may be made until December 31, 2001, provided that claims relating to the obligations of the Company and/or the Subsidiaries with respect to Taxes and Social Charges shall only expire on March 31, 2002, provided that the period for making claims relating to Taxes and Social Charges shall not expire on that date if the Sellers or Sellers' Guarantors had knowledge of the possibility of such a claim and omitted to notify Fisher and the Buyer of such fact.

            Section 5.4 De Minimus; Limitations; Mitigation; Assignment; Access to Information. (a) Pierre Block shall not be obligated to indemnify and hold harmless the Buyer pursuant to Section 5.1 unless and until the aggregate amount of all claims against Pierre Block under Section 5.1 exceeds FF 7,500,000, and then only to the extent such aggregate amount exceeds FF 7,500,000.

            (b) The aggregate amount which Pierre Block shall be obligated to indemnify and hold harmless the Buyer pursuant to clause (i) of Section 5.1 shall not exceed thirty five percent (35%) of the aggregate of the Share Purchase Price paid to all of the Sellers.

            (c) The obligation of Pierre Block to indemnify and hold harmless the Buyer pursuant to clause (i) of Section 5.1 with respect to any Loss will be limited to 71.75% of such Loss.

            (d) Any party entitled to indemnification under this Article 5 shall use commercially reasonable efforts to mitigate any liability, loss, damage, cost and expense for which indemnification is sought hereunder.

            (e) All indemnification payments made by Pierre Block pursuant hereto shall be treated by both parties, except as otherwise required by law, as a reduction in the purchase price paid by the Buyer for the Sellers' Shares.

            (f) The Buyer shall provide to Pierre Block and to the legal and accounting advisors of Pierre Block (including Maurice Kittel and Claude Monot) and the Seller's Guarantors access to the books and records of the Company and its Subsidiaries, during normal business hours and so long as it does not unreasonably interfere with the business and operations of the Company and its Subsidiaries, in connection with the matters for which any payment is sought under Section 5.1;

provided that, Pierre Block and such advisors shall utilize the information so obtained only for the purpose of evaluating the claim and, where applicable, preparing the defense against a claim asserted by a third party and shall not use any of such information for any other purpose or divulge any such information to any other party without the prior written agreement of Fisher and the Buyer.

            Section 5.5 Calculation of Amount of Loss; Adjustments. (a) The amount of any indemnity payment by Pierre Block under Section 5.1 shall be limited to the amount of the actual Loss sustained by the Buyer, as adjusted pursuant to this Section 5.5, and subject to the provisions of clause (c) of
Section 5.4.

            (i) The amount of the Loss to be taken into account when deter-mining the payment due by Pierre Block pursuant to Section 5.1 shall be reduced (but not below zero) by an amount equal to the Tax benefits (economies d'impots), if any, attributable to the Loss giving rise to such payment, but only to the extent such Tax benefits (economies d'impots) have actually been realized by the Company or the Subsidiary which experienced such Loss (or the tax-consolidated group of which they form a part) or are certain to be realized, taking into account the expected positive after tax income of the relevant entity (or tax-consolidated group of which it is a part) for the tax year in question and the availability of such Loss as a tax deductible expense for such year. The timing of any indemnity payment due from Pierre Block to the Buyer under this Article 5 shall not be affected by the possible realization of any Tax benefits; Pierre Block shall, within the timeframe provided in Section
      5.6 below, pay indemnity payments pursuant to this Article 5, and if and when the Company or a Subsidiary (or a consolidated tax group of which they are part) subsequently realizes a Tax benefit (economie d'impots), attributable to Losses in respect of which indemnity payments had been made without a deduction for such Tax benefit, the Buyer shall pay to Pierre Block the net amount of such Tax benefit (economie d'impots).

            (ii) Pierre Block shall not be required to make any indemnity payment to the Buyer under this Article 5 with respect to any loss which is covered by any insurance policy of the Company or any Subsidiary or any indemnification obligation of another Person to the Company or any Subsid-iary until the Company or Subsidiary has made a claim for payment under such insurance policy or indemnification obligation and (x) such claim has been the object of a written refusal by the insurer (or other indemnifying party) which the Company or Subsidiary and Pierre Block, after receiving sufficient advance notice thereof, have decided not to contest or (y) the courts have determined that no recovery is available under such insurance (or other indemnification obligation).

            (b) The amount of any indemnity payment under Section 5.2 shall be limited to the amount of the actual liability, loss, damage, costs and expenses sustained by the Sellers.

            Section 5.6 Indemnification Procedures. (a) For the purposes of this
Section 5.6, the party seeking indemnification shall be known as the "Indemni-fied Party", and the party from whom indemnification is sought shall be known as the "Indemnifying Party". If and when an Indemnified Party becomes aware of a Loss for which he expects the Indemnifying Party to be liable under this Article 5, such Indemnified Party shall immediately give notice thereof (the "Indemnification Notice") to the Indemnifying Party. The Indemnification Notice shall state the reason for the indemnification claim and the amount or estimate of the amount that may be due under this Article 5, and shall provide relevant documentary evidence regarding such claim and the proposed indemnification amount. The failure of any Indemnified Party to give such notice or a delay in giving such notice shall not relieve the Indemnifying Party of its indemnification obligations under this Article 5, except to the extent such failure or delay results in a lack of actual notice to the Indemnifying Party and the Indemnifying Party is prejudiced as a result of the failure to receive such notice or the delay in receipt of such notice. Within 30 days of receipt of an Indemnification Notice in accordance with this Section 5.6, the Indemnifying Party shall pay the Indemnified Party the amount specified in such Indemnification Notice, unless the Indemnifying Party delivers a notice of disagreement with the relevant indemnification claim within 15 days of its receipt of such Indemnification Notice.

            (b) In the case of any claim asserted by a third party, the Indemni-fied Party shall (i) promptly deliver the Indemnification Notice to the Indemnifying Party, it being understood that Pierre Block shall be deemed to have received promptly from Fisher and the Buyer an Indemnification Notice in respect of any claim which is asserted by a third party at a time Pierre Block holds the position of President Directeur General of the Company (and, to the extent such third party claim is asserted against a Subsidiary, has management responsibility for the supervision of such Subsidiary), and (ii) permit the Indemnifying Party, at its option and expense, to take over and assume the defense of any such claim by counsel satisfactory to the Indemnified Party (it being that the law firms Schmidt & Bastien Reheis and Debevoise & Plimpton are considered satisfactory for these purposes) and to settle or otherwise dispose of the same; provided that the Indemnified Party may at its discretion at all times participate, at its own expense, in such defense by counsel of its own choice. The Indemnifying Party shall not, in defense of any such claim, except with the prior written consent of the Indemnified Party, enter into any settlement that does not include, as an unconditional term thereof, the giving by the claimant or plaintiff in question to the Indemnified Party and its Affiliates a release of all liabilities in respect of such claims.

            (c) If the Indemnifying Party does not elect to assume the defense of any claim within 30 days of delivery of the Indemnification Notice, the Indemnified Party shall have the right to take over and assume the defense of any such claim. If the Indemnifying Party thus omits to assume the defense of a claim, the Indemnified Party shall be entitled to settle or agree to pay in full any such claim; provided that (i) the Indemnified Party shall not settle such claims without the prior written consent of the Indemnifying Party, provided that such consent cannot be unreasonably withheld and (ii) the Indemnified Party shall, at all times and to the maximum extent possible, keep the Indemnifying Party informed of the status of such claim and the proceedings related thereto.

                                   ARTICLE VI

                                   DEFINITIONS

            Section 6.1 Certain Defined Terms. The following terms, as used in this Agreement, have the following meanings:

            "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person. Control of any Person shall be deemed to exist upon the ownership of securities entitling the holder thereof to exercise more than 50% of the voting power in the election of directors of such Person (or other persons performing similar functions). Prior to the Closing, each Seller shall constitute an Affiliate of the Company (and of each Subsidiary) and the Company shall constitute an Affiliate of each Seller (and of each Subsidiary). Each Seller shall constitute an Affiliate of each other Seller, and in the event the Sellers and their Affiliates jointly (but not individually) control a Person, each Seller shall constitute an Affiliate of such Person.

            "CBV" means the Conseil des Bourses de Valeurs

            "CMF" means the Conseil des Marches Financiers.

            "Closing Date" means the date of the Closing in accordance with
Section 1.2.

            "COB" means the Commission des Operations de Bourse.

            "FF" means the lawful currency of France.

            "French GAAP", "German GAAP" and "Swiss GAAP" means the accounting principles and practices generally accepted from time to time in France, Germany and Switzerland, respectively.

            "Lien" means any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim.

            "Material Adverse Effect" means any event or circumstance which, individually or in the aggregate, involves or is likely to result in or does result in (i) any diminution or reduction in the value of the consolidated assets of the Company and its Subsidiaries as at June 30, 1998 and/or the Closing Date, or any increase in the consolidated liabilities or obligations of any nature, including contingent liabilities, of the Company and its Subsidiaries as at June 30, 1998 and/or the Closing Date, in an amount of more than FF 7,500,000, and/or (ii) any reduction in the consolidated operating profits or consolidated net after-tax profits of the Company and its Subsidiaries as at June 30, 1998 and/or the Closing Date, in an amount of more than FF 3,000,000.

            "Net Excess Cash" means, on a consolidated basis among the Company and its Subsidiaries, the (a) aggregate amount of (i) cash (disponibilites) (ii) short term investment securities (valeurs mobilieres de placement), excluding any shares of the Company which are owned by the Company, which short term investment securities shall be valued for these purposes at their market value as of the Closing Date, and (iii) the shares of the Company which are owned by the Company, but only to the extent the total number of outstanding shares of the Company (including the shares owned by the Company) do not exceed a total of 2,047,500 shares, which shares of the Company shall be valued for these purposes at the historical cost price thereof as paid by the Company, less (b) the aggregate amount of

(i) convertible bond debentures and other loan debentures (emprunts obligataires convertibles et autres emprunts obligataires), (ii) bank borrowings (emprunts et dettes aupres des etablissements de credit), including short-term borrowings (concours bancaires courants et soldes crediteurs de banque) and (iii) other long-term liabilities (emprunts et dettes financieres diverses).

            "Person" means an individual, corporation, trust or other entity, including a governmental or political subdivision or an agency or instrumentality thereof.

            "SBF" means the Societe des Bourses Francaises.

            "Social Charges" means any social security, unemployment, old age pension, pension scheme, family allocation and other social charges or contributions, to the extent any of the foregoing are required by applicable laws, regulations or collective bargaining agreements.

            "Subsidiary" means any corporation, partnership or other Person in which the Company owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting securities or other equity interests.

            "Taxes" means any income, profits, receipts, sales, value added, transfer, registration, business, franchise, capital, withholding, payroll, employment, property or customs tax, duty, governmental fee or other like assessment or charge, together with any interest or penalty, imposed by any governmental authority, or liability for the payment of any of the foregoing (including as a result of any obligation to indemnify any other Person with respect to any such taxes, duties, fees, assessments or charges).

            "Transaction Documents" means this Agreement, the employment agreement between Pierre Block and Fisher in the form of Annex 6A, the employ-ment agreement between Anne-Catherine Block-Derriey and the Company in the form of Annex 6B, the employment agreement between Pierre-Francois Block and the Company in the form of Annex 6C, the trademark and tradename transfer instruments between Pierre Block and Anne-Catherine Block-Derriey and the Company (or such other Person as Fisher shall have designated) in the form of Annex 7, the quota share (parts) transfer instrument relating to the 7.66% interest in Avantec Sarl between Pierre Block and the Company (or such other Person as Fisher shall have designated) in the form of Annex 8; and "Transaction Document" means any of the foregoing.

            Section 6.2 Other Defined Terms. Each of the following terms is defined in the section set forth below opposite such term:

Affiliate Company....................................................Section 2.4
Agreement...........................................................Introduction
Buyer...............................................................Introduction
Closing..............................................................Section 1.2
Collective Labor Agreements......................................Section 2.14(b)
Company................................................................Recital A
Financial Statements..............................................Section 2.6(b)
Fisher..............................................................Introduction
ICC Rules.........................................................Section 7.3(a)
Indemnification Notice...............................................Section 5.6
Indemnified Party....................................................Section 5.6
Indemnifying Party...................................................Section 5.6
Leases...........................................................Section 2.12(b)
Loss(es).............................................................Section 5.1
Material Contract(s)................................................Section 2.17
Principal Minority Shareholders...................................Section 4.6(c)
Public Shares..........................................................Recital B
Sellers.............................................................Introduction
Seller's Guarantors.................................................Introduction
Sellers' Shares........................................................Recital B
Shares.................................................................Recital A
Share Purchase Price..............................................Section 1.1(a)
Tender Offer......................................................Section 4.6(a)


                                   ARTICLE VII

                                  MISCELLANEOUS

            Section 7.1 Termination. (a) This Agreement may be terminated at any time prior to Closing:

            (i) By the written agreement of Pierre Block, Fisher and the Buyer; and

            (ii) If Fisher and/or the Buyer, on the one hand, or the Sellers, on the other hand, commit a material breach of any provision of this Agreement or any other Transaction Document and such breach or default is not cured within ten days of delivery of notice thereof by the opposite party, upon notice by such opposite party to the breaching party.

            (b) Notwithstanding any termination of this Agreement by one of the parties pursuant to Section 7.1(a)(ii), Article 5 and Sections 7.2, 7.3, 7.6, 7.7, 7.8 and 7.10 shall remain in full force and effect.

            Section 7.2 Governing Law. This Agreement shall be governed by and construed in accordance with French law.

            Section 7.3 Arbitration. (a) In the event the parties are not able to settle amicably any dispute arising in connection with this Agreement, such dispute shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the "ICC Rules") in effect on the date hereof, except as modified herein.

            (b) The arbitration shall be conducted by three arbitrators appointed in accordance with such ICC Rules. Each of the arbitrators shall be fluent in English and French and shall have a working knowledge of French law. For purposes of appointing arbitrators hereunder, Fisher and the Buyer shall be considered one party and the Sellers shall jointly be considered one party. The arbitration shall be held in Paris. Arbitration proceedings shall be conducted in English and French, and the parties may submit testimony or documentary evidence in English or French.

            (c) Any award rendered by the arbitrators shall be in writing and shall be final and binding upon the parties. Judgment upon the arbitration award rendered or any order for enforcement may be entered in any court having jurisdiction. The costs of the arbitration and the enforcement of the award shall be borne by the party against whom the arbitration award was rendered (as such issue is determined by the arbitration panel).

            Section 7.4 Amendments; etc. This Agreement, or any term hereof, may be amended only by a written instrument signed by all the parties hereto.

Notwithstanding anything to the contrary in the foregoing, each of Sellers other than Pierre Block hereby irrevocably appoint Pierre Block to take any and all actions on their behalf in connection with this Agreement and the Transaction Documents; and Fisher and the Buyer may act and rely upon any statement, agreement or action given, made or taken by Pierre Block on behalf of any Seller with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and any such statement, agreement or action by Pierre Block shall be binding upon each Seller.

            Section 7.5 Assignment. Given that the Sellers have only agreed to the transactions contemplated by this Agreement based upon the specific identity of Fisher, this Agreement may not be assigned or otherwise transferred by any party hereto without the prior written consent of the other parties, provided that Fisher and the Buyer have the right to designate another subsidiary of Fisher established in France to acquire the Sellers' Shares pursuant to the terms of this Agreement and in the event they exercise this right, such other subsidiary of Fisher shall thereby assume all of the rights and obligations of the Buyer hereunder and Fisher shall thereby become the joint and several guarantor of the due performance of such obligations by such other subsidiary pursuant to the terms of Section 1.1(c) above.

            Section 7.6 Notices. All notices, consents, requests and other communications provided for in this Agreement shall be in writing and shall be deemed validly given upon personal delivery or one day after being sent by telecopy (so long as for notices sent by telecopy, a copy is also sent on the same day by registered mail, acknowledgment of receipt requested), at the following address or telecopy number, or at such other address or telecopy number as a party may designate by written notice to the other party:

                  (a)  If to any Seller, at:
                       c/o Mr. Pierre Block
                       8 rue de la Cote d'Azur
                       67100 Strasbourg
                       (France)
                       Telecopy: (33) 3-88-79-38-41

                  (b)  If to Fisher or the Buyer, at:
                       Fisher Scientific International Inc.
                       Liberty Lane
                       Hampton, New Hampshire 03842
                       (U.S.A.)
                       Telecopy: (1-603) 929-2363
                       Attention:  General Counsel

            Section 7.7 Expenses. The Sellers, on the one hand, and Fisher and the Buyer, on the other hand, shall bear and pay all their own respective costs and expenses in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including the fees and expenses of any legal counsel, accountant, broker, financial or other advisor engaged by such parties. The Sellers agree that in no event shall the Company or any Subsidiaries pay for or incur any costs or expenses as a result of the transactions contemplated by this Agreement or any other Transaction Document, other than remuneration due pursuant to the employment agreements with the Company.

            Section 7.8 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

            Section 7.9 No Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their successors and permitted assignees, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

            Section 7.10 Language. Fisher and the Buyer have relied upon the English language version of this Agreement in the course of their negotiations with the Sellers, whereas the Sellers have relied upon the French language version of this Agreement in the course of such negotiations. As a negotiated concession, Fisher and the Buyer have agreed that the French language version shall be given predominant weight when interpreting the intentions of the parties as expressed in this Agreement. Nonetheless, the Sellers and Seller's Guarantors have agreed to initial the English language version of this Agreement and have further agreed that Fisher and the Buyer shall have the right to introduce into evidence the initialed English language version of this Agreement in order to document their own understanding of the provisions of this Agreement.

            Section 7.11 Integration. This Agreement and the other Transaction Documents (including the annexes, schedules and exhibits hereto and thereto), the Confidentiality Agreement executed among the parties as of September 10, 1996 and the other documents delivered pursuant hereto and thereto constitute the full and entire understanding and agreement of the parties and supersede any and all prior agreements, arrangements and understandings relating to the subject matters hereof and thereof.

            Section 7.12 Section Headings. The section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

            Section 7.13 Execution Copies. This Agreement shall be executed in two original copies, each of which shall be an original, the first of which shall be retained by Fisher and the Buyer and the second of which by the Sellers and the Sellers' Guarantors. The parties to this Agreement expressly authorize their respective counsel, to wit Francoise Bastien, counsel to Sellers and Sellers Guarantors, and James C. Swank, counsel to Fisher and the Buyer, to initial on their behalf the Annexes and Schedules to this Agreement.

            Section 7.14 Subsequent Ratification by Buyer. On the signature date of this Agreement, Fisher shall sign on its own behalf and as porte fort and joint and several guarantor of Buyer, even though Buyer shall sign and thereby ratify this Agreement only at a later date. Fisher undertakes as porte fort to cause the Buyer to ratify and sign this Agreement, and in any event this Agreement shall come into full force and effect upon the signature of this Agreement by Fisher, on the one part, and all of the Sellers and Seller's Guarantors, on the other part.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement at the date first above written.


                                      FISHER SCIENTIFIC INTERNATIONAL INC.

                                      By: /s/ Robert Gagalis
                                          --------------------------------------
                                          Robert Gagalis
                                          Vice President-Finance and Treasurer

                                      FISHER SCIENTIFIC HOLDINGS FRANCE S.A.

                                      By: /s/ Michael Harper
                                          --------------------------------------
                                          Michael Harper
                                          Chairman of the Board of Directors


                                      CAPIAC

                                      By: /s/ Pierre Block
                                          --------------------------------------
                                          Pierre Block
                                          Manager (Gerant)




                                      SAPACA 97

                                      By: /s/ Anne-Catherine Block-Derriey
                                          --------------------------------------
                                          Anne-Catherine Block-Derriey
                                          Chairman of the Board of Directors



                                      SAPCAR 97

                                      By: /s/ Caroline Block
                                          --------------------------------------
                                          Caroline Block
                                          Chairman of the Board of Directors

                                      SAPPI 97

                                      By: /s/ Pierre Block
                                          --------------------------------------
                                          Pierre Block
                                          Chairman of the Board of Directors


                                      SAPPEF 97

                                      By: /s/ Pierre Francois Block
                                          --------------------------------------
                                          Pierre-Francois Block
                                          Chairman of the Board of Directors




                                      Pierre BLOCK

                                          /s/ Pierre Block
                                          --------------------------------------




                                      Anne-Catherine BLOCK-DERRIEY

                                          /s/ Anne-Catherine Block-Derriey
                                          --------------------------------------




                                      Pierre-Francois BLOCK

                                          /s/ Pierre Francois Block
                                          --------------------------------------

                                          Caroline BLOCK

                                              /s/ Caroline Block
                                          --------------------------------------




                                          Marthe Suzanne BLOCK

                                              /s/ Marthe Suzanne Block
                                          --------------------------------------
                                          represented by Pierre BLOCK